FEE TABLES FOR

FORMS SC 13E3, SC TO-I, SC TO-T PREM14A,

PREM14C, PRER14A and PRER14C Table 1 to

Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$112,072,036	$153.10	$17,158.23

Fees Previously Paid	N/A		$11,448.24

Total Transaction Valuation	$112,072,036

Total Fees Due for Filing			$17,158.23

Total Fees Previously Paid			$11,448.24

Total Fee Offsets			$0

Net Fee Due			$5,709.99

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		X	X	X		X

Fee Offset Sources	X	X	X		X		X

The “X” designation indicates the information required to be disclosed, as applicable,

in tabular format. Add as many rows of each table as necessary